Exhibit 10.04

SECOND AMENDMENT TO

CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of February 12, 2004, by BANK ONE, NA, a national banking association having its principal office in Chicago, Illinois, as Lender; MAGNETEK, INC., a Delaware corporation (“MagneTek”), MAGNETEK ADS POWER, INC., a Delaware corporation and Subsidiary of MagneTek, and MAXTEC INTERNATIONAL CORP., a Delaware corporation and Subsidiary of MagneTek, as Borrowers; and MAGNETEK LEASING CORPORATION, a Delaware corporation, MAGNETEK MONDEL HOLDING, INC., a Delaware corporation, MAGNETEK NATIONAL ELECTRIC COIL, INC., a Delaware corporation, MONDEL ULC, an unlimited liability corporation organized under the laws of Nova Scotia, Canada, and MXT HOLDINGS, INC., an Illinois corporation, as Guarantors.

Recitals

A.            The Borrowers, the Guarantors and the Lender have entered into a Credit Agreement dated as of August 15, 2003, as amended by the First Amendment to Credit Agreement dated as of November 25, 2003 (as amended, the “Credit Agreement”).  Capitalized terms used, but not defined, in this Amendment which are defined in the Credit Agreement will have the meanings given to them in the Credit Agreement.

B.            The Borrowers and the Guarantors desire that the Lender (i) waive certain Defaults and (ii) agree to certain amendments to the Credit Agreement, all as contemplated by the terms, and subject to the conditions, of this Amendment.

C.            Lender is willing to amend the Credit Agreement as contemplated by the terms, and subject to the conditions, of this Amendment.

Statement of Amendment

In consideration of the mutual covenants and agreements and the conditions set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender, the Borrowers, and the Guarantors hereby agree as follows:

1.             Waiver of Current Known Defaults.  Defaults have occurred under the Credit Agreement as a consequence of the violation of (i) Section 6.29.2 of the Credit Agreement with respect to the Fiscal Quarter beginning September 29, 2003 and ending on December 28, 2003 resulting from the Fixed Charge Coverage Ratio being less than 1.25:1.00 for such Test Period, (ii) Section 6.29.3 of the Credit Agreement with respect to the Two Fiscal Quarters beginning June 30, 2003 and ending on December 28, 2003 resulting from Consolidated EBITDA being less than $150,000 for such Test Period

(collectively, the “Current Known Defaults”).  The Borrowers have requested that Lender waive the Current Known Defaults.  Lender hereby waives the Current Known Defaults.  The waiver provided by this Amendment will not apply to any other Default or Unmatured Default, whether past, present, or future.  The waiver provided by this Amendment, either alone or together with other waivers which Lender may give from time to time, shall not, by course of dealing, implication or otherwise, obligate Lender to waive any Default or Unmatured Default, past, present or future, other than those specifically waived by this Amendment, or reduce, restrict or in any way affect the discretion of Lender in considering any future waiver requested by the Borrowers.

2.             Amendments to Credit Agreement.

2.1           Section 5.23 of the Credit Agreement is hereby amended in its entirety by substituting the following in its stead:

5.23.        Affiliate Transactions.  Except as set forth on Schedule 5.23, as of the Closing Date, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, any of which matters would be required to be disclosed in a proxy statement of MagneTek, other than matters which are disclosed in its 2002 proxy statement.  For the Fiscal Year of the Borrowers ending in June, 2004 and each Fiscal Year ending thereafter, the Borrowers will allocate corporate and other overhead expenses of MagneTek to SPA.  The amount allocated to SPA (“Allocated Overhead Amount”) will be at least $1,000,000 per Fiscal Quarter.  SPA will pay in cash, or accrue, each payment of the quarterly Allocated Overhead Amount on October 1, 2003 and will continue to pay in cash, or accrue, each payment of the Allocated Overhead Amount on the first day of each calendar quarter thereafter occurring; provided however,  if, as of any October 1, January 1, April 1 or July 1 occurring after February 12, 2004 (each, a “SPA Payment Date”), the average daily principal amount of the Loans outstanding for the calendar quarter immediately preceding such SPA Payment Date is greater than $5,000,000, SPA will pay in cash, rather than accrue, the payment on the Allocated Overhead Amount due on such SPA Payment Date and due on each SPA Payment Date thereafter occurring, even if the average daily principal amount of the Loans outstanding for any or all calendar quarter(s) thereafter occurring is less than $5,000,000.  All payments of the Allocated Overhead Amount that are accrued shall be due to MagneTek on MagneTek’s demand, and MagneTek shall not take any actions, or enter into any agreements, that would limit, restrict or defer its rights to receive such payments.  All of the Capital Stock of J-Tec was sold, and the proceeds of such sale were received by MagneTek, on or before the Closing Date.

2.2           Section 6.29.3 of the Credit Agreement is hereby amended in its entirety by substituting the following in its stead:

6.29.3. Minimum EBITDA.  The Borrowers shall not permit Consolidated EBITDA (“EBITDA Covenant”) to be less than the amounts set opposite the Test Periods set forth below:

Test Period	Minimum EBITDA

Three Fiscal Quarters beginning June 30, 2003 and ending on March 28, 2004	$150,000

Four Consecutive Fiscal Quarters ending June 27, 2004	$1,100,000

Four Consecutive Fiscal Quarters ending September 26, 2004	$2,750,000

Four Consecutive Fiscal Quarters ending December 26, 2004	$3,400,000

Four Consecutive Fiscal Quarters ending March 27, 2005	$4,125,000

Four Consecutive Fiscal Quarters ending June 26, 2005	$4,800,000

Four Consecutive Fiscal Quarters ending September 25, 2005 and each Four Consecutive Fiscal Quarters thereafter	$5,500,000

2.3           Section 6.34(b) of the Credit Agreement is hereby amended in its entirety by substituting the following in its stead:

(b)           PEG:

Test Period	Minimum Operating Profit of PEG

Three Fiscal Quarters beginning June 30, 2003 and ending on March 28, 2003	$(350,000)

Four Fiscal Quarters beginning June 30, 2003 and ending on June 27, 2004	$25,000

Four Consecutive Fiscal Quarters ending September 26, 2004 and each Four Consecutive Fiscal Quarters ending thereafter	$400,000

3.             Representations.  To induce Lender to accept this Amendment, the Borrowers and the Guarantors hereby represent and warrant to the Lender as follows:

3.1           Each Borrower and Guarantor has full power and authority to enter into, and to perform its obligations under, this Amendment, and the execution and delivery of, and the performance of its obligations under and arising out of, this Amendment have been duly authorized by all necessary corporate action.

3.2           This Amendment constitutes the legal, valid and binding obligations of each Borrower and Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

3.3           Each of the Borrower’s and each of the Guarantor’s representations and warranties contained in the Loan Documents are complete and correct as of the date of this Amendment (other than a representation or warranty that is stated to relate solely to an earlier date) with the same effect as though such representations and warranties had been made again on and as of the date of this Amendment, subject to those changes as are not prohibited by, or do not constitute a Default under, the Loan Documents.

3.4           No Default or Unmatured Default has occurred and is continuing, other than the Current Known Defaults.

4.             Costs and Expenses; Fee.  The Borrowers will promptly on demand pay or reimburse the Lender for the reasonable costs and expenses incurred by the Lender in connection with this Amendment.  The Borrowers will pay to Lender an amendment and waiver fee in the amount of $25,000 upon Lender’s execution of this Amendment.

5.             Release.  The Borrowers and the Guarantors hereby release the Lender from any and all liabilities, damages and claims arising from or in any way related to the Loans,

other than such liabilities, damages and claims which arise after the execution of this Amendment.  The foregoing release does not release or discharge, or operate to waive performance by, the Lender of its express agreements and obligations stated in the Loan Documents on and after the date of this Amendment.

6.             Continuing Effect of Credit Agreement.  Except as expressly amended hereby, all of the provisions of the Credit Agreement are ratified and confirmed and remain in full force and effect.

7.             One Agreement; References; Fax Signature.  The Credit Agreement, as amended by this Amendment, will be construed as one agreement.  All references in any of the Loan Documents to the Credit Agreement will be deemed to be references to the Credit Agreement as amended by this Amendment.  This Amendment may be signed by facsimile signatures, and if so signed, (i) may be relied on by each party as if the document were a manually signed original and (ii) will be binding on each party for all purposes.

8.             Captions.  The headings to the Sections of this Amendment have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

9.             Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

10.           Entire Agreement.  This Amendment, together with the Credit Agreement and the other Loan Documents, sets forth the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all previous understandings, written or oral, in respect of this Amendment.

11.           Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio (without regard to Ohio conflicts of law principles).

12.           Reaffirmation of Guaranties.  The Guarantors hereby each reaffirm their respective Guaranty and acknowledge and agree that none of the Guarantors is released from its obligations under its Guaranty by reason of this Amendment and that the obligations of the Guarantors under their respective Guaranties extend to the Credit Agreement and the other Loan Documents as amended by this Amendment.  This reaffirmation of Guaranty shall not be construed, by implication or otherwise, as imposing any requirement that the Lender notify or seek the consent of any of the Guarantors relative to any past or future extension of credit, or modification, extension or other action with respect thereto, in order for any such extension of credit or modification, extension or other action with respect thereto to be subject to the Guaranties, it being expressly acknowledged and reaffirmed that the Guarantors have under their respective Guaranty consented, among others things, to modifications, extensions and other actions with respect thereto without any notice thereof or consent thereto.

13.           Other Documents. With the signing of this Amendment, the Borrowers will deliver to the Lender such other documents, instruments, and agreements deemed necessary or desirable by the Lender to effect the amendments to the Borrowers’ credit facilities with the Lender contemplated by this Amendment.

[REMAINDER INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Borrowers and the Guarantors have executed this Amendment to be effective as of the date set forth in the opening paragraph of this Amendment.

THE BORROWERS:

MAGNETEK, INC.

By:	/s/ David P. Reiland
David P. Reiland, Executive Vice
President and Chief Financial Officer

MAGNETEK ADS POWER, INC.

By:	/s/ David P. Reiland
David P. Reiland, President

MAXTEC INTERNATIONAL CORP.

By:	/s/ David P. Reiland
David P. Reiland, President

THE GUARANTORS:

MXT HOLDINGS, INC.

		By:	/s/ David P. Reiland
David P. Reiland, President

MONDEL ULC

		By:	/s/ David P. Reiland
		Title:	President
		Name:	David P. Reiland

MAGNETEK MONDEL HOLDING, INC.

		By:	/s/ David P. Reiland
David P. Reiland, President

MAGNETEK LEASING CORPORATION

		By:	/s/ David P. Reiland
David P. Reiland, President

MAGNETEK NATIONAL ELECTRIC COIL, INC.

		By:	/s/ David P. Reiland
David P. Reiland, President

Accepted at Cincinnati, Ohio,
as of February 12, 2004

BANK ONE, NA

By:	/s/ Jeffrey W. Swartz
Jeffrey W. Swartz, Associate Director